EX-99.1





                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       of

                               NORAM ENERGY CORP.





















                             Effective May 22, 1986
                         As Amended Through May 31, 1995

                              RESTATED CERTIFICATE
                                OF INCORPORATION
                              OF NORAM ENERGY CORP.


     Duly Adopted In Accordance With The Provisions Of Sections 242 and 245 Of The General Corporation Law Of The State Of Delaware

     (NorAm Energy Corp. Was Originally Incorporated Under The Name Of Southern Cities Distributing Company By Certificate Of Incorporation Filed With The Secretary Of State Of Delaware On March 9, 1928.)

     FIRST:  The name of the Corporation is NorAm Energy Corp.

     SECOND: The principal office of the Corporation within the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its resident agent is THE CORPORATION TRUST COMPANY.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The capital stock of the Corporation shall consist of ten million (10,000,000) shares of Preferred Stock of the par value of Ten Cents ($0.10) per share (herein called "Preferred Stock") and two hundred fifty million (250,000,000) shares of Common Stock of the par value of Sixty-two and one-half Cents ($0.625) per share (herein called "Common Stock").

     The designations and the powers, preferences and rights and the qualifications, limitations and/or restrictions thereof, of the classes of stock of the Corporation and the authority thereto expressly vested in the Board of Directors of the Corporation shall be as follows:

     Voting Rights. Each holder in person or by proxy, of record of Common Stock shall be entitled to one vote, for each share of such stock standing in such stockholder's name on the books of the Corporation and each holder of record of Preferred Stock shall have such voting rights as may be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of any series thereof included in a certificate filed pursuant to the applicable law of the State of Delaware (herein called a "Certificate of Designations"); provided, however, that in elections of directors there shall be cumulative voting so that each such stockholder, in person or by proxy, shall have as many votes as shall equal the number of votes appertaining to the shares of such stock standing in his name as set forth above multiplied by the number of directors to be elected, and such stockholder may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     The provisions of this Article FOURTH granting cumulative voting privileges in the election of directors shall not be amended without the affirmative vote of the holders of at least two-thirds of the outstanding stock of the Corporation.

     The provisions of Article SIXTH granting conditional preemptive rights shall not be amended without the affirmative vote of the holders of at least two-thirds of the outstanding Common Stock of the corporation.

     The holders of a majority of the voting power of the shares entitled to vote, and in case of a class vote a majority of the shares of the class entitled to vote as a class, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If, for any reason, such quorum shall not be represented at any meeting, the meeting may be adjourned from time to time by the stockholders represented at such meeting. At any adjourned meeting at which the requisite number of shares shall be present in person or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called.

     Dividends and Restrictions on Acquisition of Stock. Any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

     Liquidation and Dissolution. The holders of any series of the Preferred Stock shall be entitled in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or otherwise, to such amounts and in such priority of payment among series of Preferred Stock as shall be set forth in the Certificate of Designations with respect to such series. After the payment in full to the holders of the Preferred Stock and to any other class of stock to which the Common Stock ranks junior of all amounts so payable to them upon such liquidation, dissolution or winding up, the remaining assets shall be divided and paid to the holders of the Common Stock in equal amounts per share, according to their respective rights. If upon any such liquidation, dissolution or winding up, and after distribution to each series of Preferred Stock having priority in distribution of assets upon liquidation, if any, the assets available for distribution to holders of shares of Preferred Stock of any series shall be insufficient to pay such holders and the holders of any other shares ranking on a parity with such shares as to the distribution of assets on liquidation the full preferential amount to which they are respectively entitled, then such assets shall be distributed pro rata among the holders of shares of such series of Preferred Stock and such other shares according to the amounts of their respective rights. The sale of all or substantially all the property of the Corporation to, or the merger or consolidation of the Corporation into or with, any other corporation, shall not be deemed to be a distribution of assets or a liquidation, dissolution or winding up for the purposes of this paragraph.

     Issuance of Preferred Stock in Series. The Board of Directors, or a designated committee thereof, is expressly authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH to provide by resolu tion for the issuance of shares of Preferred Stock in series, and by filing a Certificate of Designations with respect to such series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof, if any. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     The authority of the Board of Directors, or a designated committee thereof, with respect to each series shall include, but not be limited to, determination of the following to be set forth in the Certificate of Designations creating each such series:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) Whether that series shall pay dividends, and, if so, the dividend rate on the shares of that series, the payment date for dividends, whether dividends shall be cumulative, and, if so, the date or dates (or the method of determining the date or dates) from which dividends payable on such shares shall cumulate, and the priority, if any, of payment of dividends on shares of that series;

     (c) Whether holders of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall be convertible into or exchangeable for other securities, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors, or a designated committee thereof, shall determine;

     (e) Whether that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the time or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund or make other provision for the redemption or purchase of shares of that series, and, if so, the terms and amount governing the operation of such sinking fund;

     (g) The rights of holders of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (h) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith or prior thereto, with respect to dividends or distribution of assets;

     (i) The conditions or restrictions with respect to the payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or any series thereof with respect to dividends or distribution of assets; and

     (j) Any other relative rights, preferences and limitations of that series.

     Any of the terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Certificate of Designations, provided that the manner in which such facts shall operate upon such terms is clearly and expressly set forth in the Certificate of Incorporation or in the Certificate of Designations.

     Unless otherwise provided in a Certificate of Designations with respect to any series, the Preferred Stock, with respect to both dividends and distribution of assets, shall rank prior to the Common Stock. Whenever reference is made in this Article FOURTH to shares ranking "prior to" another class or series of shares or "on a parity with" another class or series of shares, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to payment of dividends and distribution of assets are given preference over, or rank equally with, as the case may be, the rights of the holders of such class or series of shares. The terms "junior" and "junior stock" when used with respect to the Preferred Stock, shall mean shares of the Corporation ranking junior to the Preferred Stock as to dividends and distribution of assets. The phrase "distribution of assets" shall mean the distribution of assets on liquidation, dissolution or winding up.

     Any shares of Preferred Stock which are redeemed or purchased by the Corporation and retired, or which are converted into or exchanged for other securities, shall be restored to the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of another series.

     FIFTH: The affirmative vote of the holders of not less than 75% of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than a "Substantial Stockholder" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Substantial Stockholder; provided, however, that the 75% voting requirement shall not be applicable if either:

     (i) The "Continuing Directors" (as hereinafter defined) of the Corporation by at least a two-thirds vote (a) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Substantial Stockholder to become a Substantial Stockholder, or (b) have expressly approved such Business Combination either in advance of or subsequent to such Substantial Stockholder having become a Substantial Stockholder; or

     (ii) The cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as these terms are hereinafter defined) paid by the Substantial Stockholder in acquiring any of its holdings of the Corporation's Voting Stock.

     For purposes of this Article:

     (i) The term "Business Combination" shall include, without limitation, (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial
Stockholder, or any entity controlled by or under common control with the Substantial Stockholder, (b) any merger or consolidation of a Substantial Stockholder, or any entity controlled by or under common control with the Substantial Stockholder, with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, transfer, or other disposition of all or substantially all of the property and assets of the Corporation to a Substantial Stockholder, or any entity controlled by or under common control with the Substantial Stockholder, (d) any purchase, lease, exchange, transfer or other acquisition of all or substantially all of the property and assets of a Substantial Stockholder, or any entity controlled by or under common control with the Substantial Stockholder, by the Corporation,
(e) any recapitalization that would have the effect of increasing the voting power of a Substantial Stockholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     (ii) The term "Substantial Stockholder" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article by the stockholders of the Corporation) (collectively, and as so in effect, the "Exchange Act"), "Beneficially Owns" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 10 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

     (iii) Without limitation, any share of Voting Stock of the Corporation that any Substantial Stockholder has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Stockholder and to be outstanding for purposes of clause (ii) above.

     (iv) For the purposes of subparagraph (ii) of the first paragraph of this Article, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Stockholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

     (v) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock and the outstanding shares of Preference Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

     (vi) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Stockholder involved in a Business Combination became a Substantial Stockholder.

     (vii) A Substantial Stockholder shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Substantial Stockholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Stockholder under the foregoing definition of Substantial Stockholder, if the price paid by such Substantial Stockholder for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Substantial Stockholder became the Beneficial Owner thereof.

     (viii) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Substantial Stockholder for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Substantial Stockholder for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and the Highest Equivalent Price, all purchases by the Substantial Stockholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Stockholder became a Substantial Stockholder. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid by the Substantial Stockholder with respect to the shares of capital stock of the Corporation acquired by the Substantial Stockholder. In the case of any Business Combination with a Substantial Stockholder, the Continuing Directors shall determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation.

      The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in this Article) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alterations, change or repeal; provided, however, that if there is a Substantial Stockholder (as defined in this Article), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Substantial Stockholder.

     SIXTH: The provisions inserted herein for the management of the business and for the conduct of the affairs of the Corporation and creating, defining, limiting and regulating the powers thereof and of the directors and stockholders, the same being in furtherance of and in addition to and not in limitation of the powers now or hereafter conferred by the present or any future law or laws of the State of Delaware, are as follows:

     The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws, but shall not be less than three.

     No holder of stock of this Corporation shall be entitled to any preemptive right to subscribe for or purchase any stock or other securities of this Corporation.

     The Corporation shall have power, acting through its Board of Directors, except that in cases where the action of the stockholders shall be required by statute such action shall also be obtained, to do the following:

     (a) The Board of Directors shall have power to make, alter, amend, and repeal the By-laws of the Corporation subject to the power of the stockholders to amend, alter or repeal any By-laws thus adopted by the Board of Directors;

     (b) To guarantee the payment of the principal, interest or dividends on the stocks, bonds, debentures or other securities issued by or the performance of any other contract or obligation of any other person, corporation or partnership whatsoever, so far as the same is not contrary to law, whenever in the judgment of the Board of Directors or executive committee it shall be necessary, proper or convenient for the business of the Corporation or in furtherance of its interest so to do; and in connection with any such guaranty to mortgage, pledge or convey in trust all or part of the Corporation's properties and assets as security for the obligation thus incurred;

     (c) The Board of Directors shall have power from time to time to appoint an executive committee consisting of two or more of their number, which committee shall for the time being, as may be provided in a resolution of the Board of Directors, or in the By-laws of this Corporation, have or exercise any and all of the powers of the Board of Directors in the management of the business and affairs of this Corporation;

     (d) The Board of Directors shall have power to determine from time to time whether and to what extent and under what conditions and regulations the accounts, books and records of this Corporation, other than as may be required by the laws of Delaware, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of this Corporation except as conferred by the Statutes of the State of Delaware, unless and until authorized to do so by a resolution of the directors or stockholders of this Corporation.

     SEVENTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of the Amendment adding this Article to the Restated Certificate of Incorporation. Any repeal or amendment of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the proceeding sentence, a director shall not be liable to the fullest extent permitted by any Amendment to the Delaware General Corporation law hereafter enacted that further limits the liability of a director.